Exhibit 10.2

FIRST AMENDMENT TO

ARAVIVE, INC.

2014 EQUITY INCENTIVE PLAN

This First Amendment (the “First Amendment”) to the 2014 Equity Incentive Plan (the “Plan”) is made pursuant to Section 2(b) of the Plan.

Recitals:

WHEREAS, the Plan was originally adopted by the Board of Directors of the Company on March 3, 2014 and approved by the stockholders on March 5, 2014;

WHEREAS, on October 12, 2018, Versartis, Inc. and Aravive Biologics, Inc. completed a merger and reorganization (the “Merger”), pursuant to which Aravive Biologics, Inc. survived as our wholly owned subsidiary and Versartis, Inc. ultimately changed its name to “Aravive, Inc.”;

WHEREAS, in connection with the completion of the Merger, on October 15, 2018, the amended and restated certificate of incorporation of the Company was amended to effect, at 12:01 a.m. Eastern Time on October 16, 2018, a reverse stock split (“Reverse Stock Split”) of the Common Stock at a ratio of 1-for-6; and

WHEREAS, the Board of Directors believes it is necessary and advisable and in the best interest of the Company and its stockholders to increase the authorized shares available under Section 3(d)(i) of the Plan titled “Section 162(m) Limitations.”

NOW THEREFORE, Section 3(d)(i) of the Plan titled “Section 162(m) Limitations” is hereby amended as follows:

The share amount in Section 3(d)(i) shall remain “173,913 shares of Common Stock”, which reflects an increase in the shares reserved for grant under Section 3(d)(i) of the Plan such that this number of shares is not impacted by the Reverse Stock Split.

All other terms and conditions of the Plan not otherwise modified hereby shall remain in full force and effect. The First Amendment was approved by the Board of Directors on February 28, 2019.

IN WITNESS WHEREOF, the Company has executed this First Amendment to the Plan as of February 28, 2019.

ARAVIVE, INC.

By:	/s/ Jay P. Shepard
Name:	Jay P. Shepard
Title:	Chief Executive Officer